EXHIBIT 99.1

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President – International Operations	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2010 Second Quarter Results
OMAHA, Neb., March 31, 2010—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal second quarter ended February 28, 2010.
Second Quarter Results
Second quarter fiscal 2010 total revenues increased 31 percent to $85.2 million from $65.1 million for the year-ago period. Net earnings were $6.0 million or $0.48 per diluted share compared with $0.2 million or $0.01 per diluted share in the prior year’s second quarter. Included in net earnings is an after-tax net benefit of $2.0 million, or $0.16 per diluted share, from cumulative state investment credits.
Total irrigation equipment revenues increased 40 percent to $67.9 million from $48.4 million in the prior fiscal year’s second quarter. Domestic irrigation revenues increased 16 percent from the prior year’s second quarter while international irrigation revenues increased 93 percent over the same period. Infrastructure revenues were $17.3 million compared with $16.7 million in the prior year period, an increase of 4 percent.
Gross margin was 26.0 percent compared to 20.4 percent for the same prior year period. Irrigation margins increased from improved factory efficiencies at our Lindsay, Nebraska facility and favorable regional sales mix compared to the same period last year. Infrastructure margins improved primarily due to increased revenues of moveable barrier product. Before cumulative investment credits of $0.6 million, the gross margin was 25.2 percent.
Operating expenses were $15.2 million, increasing $1.5 million as compared to the second quarter of the prior year. The increase in operating expenses was due primarily to $0.7 million of incremental expenses for environmental monitoring and remediation which is part of the continuing compliance work at our Lindsay, Nebraska facility and $0.7 million of higher employee medical expenses. An increase in incentive compensation expense was essentially offset by other personnel related expense reductions and $0.3 million of cumulative investment credits. Operating income of $6.9 million increased $7.4 million compared with an operating loss of $0.4 million for the prior year period.
Nebraska’s state economic development incentive wage and investment credits significantly contributed to earnings during the quarter. In addition to contributing toward operating income, the cumulative investment credits reduced income tax expense by a net $1.1 million resulting in a total after tax benefit of $2.0 million.
Cash and cash equivalents of $91.6 million, increased $50.5 million from the comparable prior year period. Long-term debt decreased $6.2 million over the same time last year.
Lindsay’s backlog of unshipped orders at February 28, 2010 was $33.6 million compared with $36.1 million at November 30, 2009 and $45.5 million at February 28, 2009. February 2009 backlog included $19.6 million for the Mexico City barrier project that was completed in the first half of fiscal 2010.

Six Month Results
Total revenues for the six months ended February 28, 2010 were $171.2 million, a 4 percent decrease from $178.3 million for the prior year’s six-month period. Total irrigation equipment revenues of $121.2 million declined 10 percent from a year ago, while infrastructure revenues increased 14 percent to $50.0 million. The Company’s operating income for the six-month period was $18.1 million compared to $11.3 million during the prior year period. Net earnings were $12.7 million or $1.01 per diluted share, as compared to $6.5 million, or $0.52 per diluted share for the prior year period.
Outlook
Rick Parod, president and chief executive officer, commented, “Strong irrigation sales in Mexico, Brazil and Latin America along with solid domestic demand drove improved irrigation results. While commodity prices declined during the quarter, causing farmers to remain cautious regarding investments, global irrigation equipment demand for the remainder of fiscal 2010 appears to be slightly better than fiscal 2009 at this time. In the infrastructure segment, completion of the Mexico City project by our Barrier Systems team contributed toward improved performance in the first half of fiscal 2010. Infrastructure spending continues to be uncertain due to government budget constraints.”
Parod added, “For our business overall, the global, long-term drivers of water conservation, population growth, increasing importance of biofuels, and improvements in infrastructure remain positive.”
Second Quarter Conference Call
Lindsay’s fiscal 2010 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 63381470. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At February 28, 2010, Lindsay had approximately 12.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
	February 28,		February 28,
(in thousands, except per share amounts)	2010	2009	2010	2009
Operating revenues	$85,196	$65,146	$171,166	$178,267
Cost of operating revenues	63,067	51,870	123,233	136,342

Gross profit	22,129	13,276	47,933	41,925

Operating expenses:
Selling expense	5,251	5,618	10,774	12,381
General and administrative expense	8,279	6,488	15,615	14,837
Engineering and research expense	1,685	1,619	3,469	3,360

Total operating expenses	15,215	13,725	29,858	30,578

Operating income (loss)	6,914	(449)	18,075	11,347

Other income (expense):
Interest expense	(356)	(480)	(817)	(1,105)
Interest income	83	225	166	541
Other income (expense), net	(85)	238	60	(1,468)

Earnings (loss) before income taxes	6,556	(466)	17,484	9,315

Income tax provision (benefit)	578	(616)	4,829	2,843

Net earnings	$5,978	$150	$12,655	$6,472

Basic net earnings per share	$0.48	$0.01	$1.02	$0.53

Diluted net earnings per share	$0.48	$0.01	$1.01	$0.52

Weighted average shares outstanding	12,452	12,285	12,415	12,268
Diluted effect of stock equivalents	127	135	145	185

Weighted average shares outstanding assuming dilution	12,579	12,420	12,560	12,453

Cash dividends per share	$0.080	$0.075	$0.160	$0.150

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	February 28,	February 28,	August 31,
($ in thousands, except par values)	2010	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$91,635	$41,139	$85,929
Receivables, net of allowance, $2,100, $1,248, and $1,864, respectively	53,297	58,741	42,862
Inventories, net	47,197	66,658	46,255
Deferred income taxes	6,645	7,876	6,881
Other current assets	7,629	8,875	7,602

Total current assets	206,403	183,289	189,529

Property, plant and equipment, net	57,414	56,779	59,641
Other intangible assets, net	27,842	28,511	29,100
Goodwill, net	23,867	23,328	24,174
Other noncurrent assets	5,640	4,975	5,453

Total assets	$321,166	$296,882	$307,897

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$30,514	$23,066	$20,008
Current portion of long-term debt	6,171	6,171	6,171
Other current liabilities	29,631	29,893	33,008

Total current liabilities	66,316	59,130	59,187

Pension benefits liabilities	6,407	5,603	6,407
Long-term debt	16,369	22,540	19,454
Deferred income taxes	8,916	12,345	10,391
Other noncurrent liabilities	3,101	3,682	4,800

Total liabilities	101,109	103,300	100,239

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,184,620, 18,114,503 and 18,128,743 shares issued at February 28, 2010 and 2009 and August 31, 2009, respectively)	18,185	18,115	18,129
Capital in excess of stated value	29,972	27,615	28,944
Retained earnings	260,126	244,247	249,588
Less treasury stock (at cost, 5,698,448, 5,813,448 and 5,763,448 shares at February 28, 2010 and 2009 and August 31, 2009, respectively)	(90,961)	(92,796)	(91,998)
Accumulated other comprehensive income, net	2,735	(3,599)	2,995

Total shareholders’ equity	220,057	193,582	207,658

Total liabilities and shareholders’ equity	$321,166	$296,882	$307,897

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	February 28,
($ in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$12,655	$6,472
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,350	5,311
Provision for uncollectible accounts receivable	267	91
Deferred income taxes	(1,768)	(318)
Stock-based compensation expense	1,182	938
Gain on disposal of fixed assets	(520)	—
Other, net	(85)	369
Changes in assets and liabilities:
Receivables	(11,025)	25,261
Inventories	(1,940)	(16,963)
Other current assets	(1,755)	903
Accounts payable	10,747	(5,722)
Other current liabilities	(3,645)	(13,178)
Current taxes payable	2,554	(5,516)
Other noncurrent assets and liabilities	(954)	340

Net cash provided by (used in) operating activities	11,063	(2,012)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,985)	(5,176)
Proceeds from sale of property, plant and equipment	547	6
Acquisition of business, net of cash acquired	(132)	—
Proceeds from settlement of net investment hedge	565	859

Net cash used in investing activities	(1,005)	(4,311)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	544	482
Principal payments on long-term debt	(3,086)	(3,011)
Net payments on revolving line of credit	—	842
Excess tax benefits from stock-based compensation	368	317
Dividends paid	(1,990)	(1,841)

Net cash used in financing activities	(4,164)	(3,211)

Effect of exchange rate changes on cash	(188)	(87)

Net increase (decrease) in cash and cash equivalents	5,706	(9,621)
Cash and cash equivalents, beginning of period	85,929	50,760

Cash and cash equivalents, end of period	$91,635	$41,139